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PANEL SESSION FOR THE U.S. CHAMBER

OF COMMERCE’S GLOBAL FORUM ON

ECONOMIC RECOVERY

HELD ON MAY 19, 2021

MR. OSWALD: Thank you, Marty.

Good morning. It’s a pleasure to be here today and to share some of the exciting work we’re doing at ExxonMobil to help society move towards a lower carbon future.

I am Erik Oswald, Vice President of Strategy and Advocacy for ExxonMobil’s new Low Carbon Solutions business. Our goal is to create new businesses using our extensive portfolio of low carbon technologies, businesses that will help achieve society’s emission reduction ambitions. LCS is a new organization, but ExxonMobil is not new to low carbon ventures. Many of you will know that we’re the global leader in carbon capture and storage, or CCS, and we’ve captured more CO2 than anyone in the world.

We chose to focus on CCS now because we see it as a technology that’s ready for safe, widespread application, a technology that’s critical to achieving the emission reduction goals of the Paris Agreement, an effort we’ve supported since its inception, and a technology that could open doors for future energy solutions like hydrogen.

As Bill Gates reminds us in his latest book, “The goal isn’t to use only renewable resources like wind and solar, the goal is to get to zero emissions.”

CCS plays a significant role in Mr. Gates’ plan to get to zero because he realizes that it’s one of the few tools we have to address emissions in hard-to-decarbonize sectors of the economy. And for us at ExxonMobil large CCS projects leverage not only on our past experience but our strengths in technology development and project management.

Based on our analysis of the 2-degree scenarios developed by the IPCC, the market for CCS could top $2 trillion by 2040. We’ve hit the ground running with this new business and we’re evaluating and advancing plans for more than 20 new CCS opportunities around the world. Last month we introduced a concept that could revolutionize the heavy industry area around the Houston Ship Channel. I think of it as a hub for energy innovation. It’s a breathtaking endeavor bringing together a large number of companies working with all levels of government, academia and community leaders to effectively decarbonize one of the country’s most important industrial areas. It begins with an effort to gather the CO2 emissions from several hard-to-decarbonize sources, sites that are making invaluable products for society. And with these decarbonized products the hub could then act as a catalyst for new markets and innovations. Hydrogen is particularly interesting in this regard. Houston is ideally located for a major CCS project. The facilities along the Houston Ship Channel represent about 4 percent of the country’s industrial emissions, a sector that’s one of the hardest to decarbonize. The port is also the country’s largest importer and exporter of goods to and from international markets. Houston’s location along the Gulf of Mexico also provides direct access to excellent offshore storage locations. The U.S. Department of Energy estimates the sandstones that lie thousands of feet beneath the seafloor have the capacity to safely store all of the CO2 for the entire country that they would produce for the next hundred years.

As currently envisioned, the project would capture 50 million metric tons of CO2 by 2030 and twice that amount by 2040. That’s equivalent to taking million cars off the road every year and would put Houston well on its way to achieving a goal of becoming carbon neutral by 2050.

It’s a massive idea, one that would create tens of thousands of jobs and cost more than $100 billion so it will need support from many different parties, both private and public, to succeed: Regulatory and legal support at all levels of government will be crucial for establishing incentives and attracting investment.

We need — first we need Congress to allow for CO2 from non-coal sources to be stored offshore. Second, we need a significant increase in the production tax credits in Section 45Q to allow more difficult but abundant sources to be captured. And finally, we need government grants for transportation and storage infrastructure that will ultimately facilitate market growth.

Will it be difficult? Yes. Is it possible? Absolutely.

If we can get the right policy and regulatory framework in place to initiate this Houston hub, similar projects could follow. We would be building a foundation for innovation and competition to advance the transition to a lower carbon energy future while protecting jobs today and creating jobs for tomorrow.

Again, it’s a pleasure to be here. I look forward to today’s discussion.

Thank you.

MR. OSWALD: Yeah, so a few ideas in there.

You know, I always start with the dual energy challenge and there are risks associated with missing either of those challenges, the first being to supply the world with affordable energy and the second to address the risks associated with climate change. So I take exception a little bit to the IEA approach of, you know, working on supply rather than demand, and I don’t think we’re in a position where we can put at risk the supply of affordable energy. So there’s still investment required to make sure we make that transition.

As far as CCS goes, you know, just to put some context around there, they were looking at numbers of sort of several gigatons or billions of tons of sequestered carbon by, say, 2030, 2040, in the mid frame of the 2050 progression and I think up to 7 or 8 gigatons, billions of tons of carbon sequestered by 2050.

So that really puts our project in context — remember, a hundred million tons annually, which is pretty much the largest proposed project, you know, not implemented but proposed project. So it just puts the challenge, I think, in clear light.

As I described Houston hub for you, be thinking that the world needs to execute something like 40 or 50 of those in the next year, and remember the kinds of costs that we talked about. So I think it’s an opportunity, but it’s also something that we have to address and kind of get after seriously.

To that end, I’m up in Washington, D.C., this week starting conversations with the policy makers, who will clearly play a big role, and you know, we’ve had some very interesting conversations. We’re talking about 45Q, which some of you will know is the tax mechanism that supports sequestration, and there would be — that requires modifications to scale up to what we’re trying to do here.

We’ve also talked about infrastructure investment, having the government make initial investments in infrastructure to create the new market, looking what those opportunities look like. And then, finally, there’s a whole suite of regulatory issues from access and liability all the way down to regulating the wellbores that would be involved in injecting the CO2.

Right now, surprisingly enough, the regulations around injecting CO2 into the ground are about the same as injecting nuclear waste into the ground. And you know, especially if you’re talking about injection offshore, 60 miles offshore, you’re not worried about drinking water or anything like that. So we’ll need some streamlining in how we’re managing regulation of those wells.

MR. OSWALD: Yeah, we’ve had great response from the potential participants. You know, I think we’ve worked our way through communicating almost all of the — there’s about 50 companies involved in the larger project. Local politicians, you know, from the mayors all the way up through state officials have, of course, been very positive on it.

We’ve also had discussions with the administration at very high levels. They’re very positive and very supportive. You heard — Janet Yellen, I think, yesterday made comments in support of CCS.

So I think it’s an idea whose time has finally arrived. You know, it’s something we’ve been talking about for a long time so I’m encouraged by the tone of the conversations here. But I’m also — you know, realistically it’s a very tough legislative conversation and there’s a lot of really difficult conversations ahead with Congress to figure out how to actually work these funding mechanisms.

So I think there’s a lot of work ahead, but I think the time has arrived and it has arrived with the kind of goals that we’ve signed up here for.

MR. OSWALD: Thank you.

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